UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 4, 2014

Washington Prime Group Inc.

(Exact name of registrant as specified in its charter)

Indiana	001-36252	46-4323686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7315 Wisconsin Avenue

Bethesda, Maryland 20814

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (240) 630-0000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 4, 2014, the Board of Directors, upon the recommendation of both the Governance and Nominating Committee and Compensation Committee, approved annual compensation for the period of May 28, 2014 through May 28, 2015 for the independent members of the Board of Directors of the Company: Louis G. Conforti, Robert J. Laikin, Jacquelyn R. Soffer, and Marvin L. White.  Each independent director’s annual compensation shall total $200,000 based on a combination of cash and restricted stock units (the “RSUs”) granted under the 2014 Stock Incentive Plan of Washington Prime Group, L.P.  The annual compensation shall be allocated as follows: (i) 60% in RSUs, equal to $120,000, and (ii) 40% in cash compensation, equal to $80,000. These directors will receive the cash compensation in quarterly installments of $20,000 on or about the following dates: (1) August 15, 2014, (2) November 15, 2014, (3) February 16, 2015, and (4) May 15, 2015.

In connection with the RSU awards, on August 4, 2014, the Company and each referenced director entered into Non-Employee Director Restricted Stock Unit Award Agreements (the “Director Agreements”), pursuant to which each director was granted 6,380 RSUs, which number of RSUs was determined by dividing $120,000 by the closing price of the Company’s common stock on August 4, 2014. Each RSU represents a contingent right to receive one share of the common stock of the Company, and each respective director’s RSUs will vest on May 28, 2015, subject to such director’s continued membership on the Board of Directors.  In the event a director leaves the Board of Directors, he or she will receive one share of common stock of the Company for each vested RSU.

The above description is a summary and is qualified in its entirety by the terms of the form of the Director Agreement, a copy of which is attached hereto as Exhibit 10.1 to this report and is incorporated herein by this reference.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

10.1                                                Form of Director Restricted Stock Unit Award Agreement (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 8, 2014

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	Secretary and General Counsel

EXHIBIT INDEX

10.1                                                Form of Director Restricted Stock Unit Award Agreement (filed herewith).